MARKETPLACE HOMES

This Management Agreement ("Agreement") is made and entered into on December 30, 2021 between Trowbridge Realty Corporation, d/b/a Marketplace Homes ("Marketplace") and ARRIVED HOLDINGS, INC., a Delaware corporation ("Company"), together with its affiliates as listed on Exhibit A (Company's affiliates are each an "Owner" and collectively, the "Owners"). Company is and/or will be the manager of each various Owner, and collectively, is or will be the sole manager of the Owners, at all times, engaged in the business of acquiring, owning, and operating all homes subject to this agreement.

1. **Description of Property:** The property, or properties, to be managed by Marketplace under this Agreement is ____ ("Property"), or is otherwise listed and attached in Attachment 1.

2. **Term of Agreement:** This Agreement shall be effective as of the date the last party signs the contract (the Commencement Date or Term) and shall continue for a period equal to 12 months. This Agreement shall renew automatically at the anniversary of the full execution of this agreement on the same terms and conditions as set forth herein.

   Upon termination, Company shall pay Marketplace any fees, commission, and expenses due to Marketplace under the terms of this Agreement.

3. **Marketplace Fees and Expenses:** Marketplace's compensation for the services rendered under this Agreement, exclusive of reimbursements of and in addition to expenses to which Marketplace is entitled, Company shall pay Marketplace as follows:

   A. *Advertising:* In return for advertising vacant Property, Company shall pay Marketplace an amount equal to $ 850.00 for all leases up to 12 months and $ 850.00 for all leases longer than 12 months. Payment shall be due upon resident's signing of lease. In the event Marketplace showed the property to resident, prior to Company showing the property, Marketplace has procured resident for the purposes of commission being due from Company. Marketplace will not need to provide marketing photos for advertising as they will be provided in a timely fashion by Company.

   B. Marketplace shall be paid $ 70.00 per month for managing the Property.

      i. *Additional charges:*

         1 Company Found Resident: Owners who have found their own residents, while Marketplace is managing the property, shall still pay the Advertising amount up to 12 months, according to Section 3.A.

         2 Eviction: In the event eviction is necessary, Company shall be ultimately responsible for all associated legal costs up to $750 if such eviction is successful. Legal costs that exceed $750 must be approved in writing (email) by the Company. For the avoidance of doubt, such amounts are inclusive of any costs borne by Marketplace in effecting such eviction. It is understood by all parties to the agreement, that if continued eviction proceedings are no longer necessary due to the tenant satisfactorily bringing their account current, any fees incurred up to that time will be charged to the tenant. For the avoidance of doubt, such charges may be recovered by Marketplace from

tenant's rent payments. Additionally, Company retains full authority over the decision of whether an eviction process shall begin; provided, however that if Marketplace does not believe it would be legally reasonable to begin an eviction process against a Tenant, Company shall be entitled to seek eviction related services from another source and no fees whatsoever shall be owed to Marketplace upon a successful eviction.

3 Assumption of Resident: If Marketplace assumes a current resident of the Premises, whether under a prior lease agreement or not, Company shall pay a onetime fee of $150 per property. Marketplace will manage the Premises using reasonable efforts to abide by the terms of the agreement between Company and resident. However, Marketplace does not guarantee any results as it relates to any assumed resident, as Marketplace is not operating under the terms of its own lease agreement, nor did it select the resident.

C. *Lease Renewals:* Marketplace shall be paid $100.00 for each individual lease renewal, due to Marketplace at execution of lease renewal.

D. *Negotiation with Vendor/Contractor:* Marketplace maintains business relationships with vendors and/or contractors who may be regularly retained by Marketplace for maintenance and other services. Sometimes these services are contracted for and paid in bulk or on a time-spent basis, where Marketplace is charged for the work performed on several properties, rather than on a per-property basis. Due to the ongoing nature of these relationships and the volume or bulk nature in which these services are contracted, Marketplace may receive such services at a price that is discounted from the same vendor or contractor's established rates or a comparable market rate for such services. Therefore, if Marketplace negotiates, hires, and manages such a vendor or contractor to perform work on the Property, Marketplace shall charge the published or market rates for such service, even in circumstances in which the fee ultimately paid by Marketplace (on a per-service, per unit basis) are more or less than the market rate. Marketplace will charge a 10% markup fee, with a minimum of $25.00, to procure and manage repairs, trades, contractors and/or services done at the premises. This shall serve as Marketplace's disclosure that it may receive compensation (or discounted pricing) from vendors contracted by Marketplace, and Marketplace shall retain any discounts or compensation received.

E. *Resident Fees:* In order to keep managing costs low, Marketplace charges the resident various fees for leasing the property. Company is not entitled to any of these fees, other than the Pet Fee and 100% of the Month-to-Month or Holdover fees when applicable.

F. *Start Date and Rental Rate:* Marketplace and Company agree that each Property listed in [Exhibit A], which shall be updated from time to time in a mutually agreed upon fashion, will provide the initial marketing and showing date (the "Initial Marketing Date") as well as the initial price for marketing (the "Initial Price" and together with the Initial Marketing Date, the "Initial Listing Information"). While such Initial Listing Information shall be based on a recommendation as provided by Marketplace, Company will have final decision-making authority over the Initial Listing Information and may change it at any time.

4. **Responsibilities and Authority of Marketplace:** Marketplace shall operate and manage the Property as follows:

A. *Collection and Disbursement.* Marketplace shall use its commercially reasonable efforts to collect all rents and other amounts receivable on Company's account as they become due; render to Company a monthly accounting of rents received and expenses paid; and, remit to Company all income, less any sums due to Marketplace. Marketplace will debit the rent from the resident on the 25th of each month and initiate the funds minus expenses and other fees into the Company's account by the 13th of the following month. If resident's rent fails, Marketplace will re-debit the resident's account up to two additional times. When funds are received by Marketplace from an additional debit, Company will receive funds within five (5) business days after receipt.

B. *Banking Information.* Company shall provide the following banking information:

Bank Name	
Routing Number	
Account Number	
Account Type	

C. *Maintenance, Repairs, and Contracting.* Marketplace shall keep and maintain a hotline for residents to submit maintenance and repair requests. Marketplace shall present to Company, via the PropertyWare portal, all repair requests from the resident. For non-emergency requests, Company shall have the option to allow Marketplace to oversee and coordinate the repairs, or for the Company to do the repairs themselves. Company shall have forty-eight (48) hours to respond to the non-emergency request. If Company fails to respond within the time frame, Company shall be responsible to complete the repair themselves, and Marketplace shall have no responsibility to complete the repair, nor be responsible for any lost rents as a result of the Company completing or failing to complete the repair. If Company chooses to have Marketplace oversee the completion of the work, Marketplace agrees to hire the necessary trades and supervise all employees, contractors, or other needed labor. If Marketplace is hired to handle needed repairs and the direct cause of the issue is determined to be the fault of the resident, by either negligence or misuse, Marketplace will work with the Company to charge the resident for the cost of the repairs or replacement of the damaged property. If the repair request is an emergency, Company shall have twenty-four (24) hours to respond. Emergencies are situations, as determined by Marketplace's expertise and discretion, that may cause damage or threaten the safety of the resident and/or the Premises. If the Company fails to respond in the time frame expressed above, Marketplace shall endeavor to resolve the emergency situation at its own discretion, up to repairs of Two-Thousand Dollars & 00/100 ($2,000.00) or less. In the event the Company does not and Marketplace elects to conduct the repair, Company shall reimburse all costs associated with the repair. If Marketplace elects to not complete the repair, or the repair exceeds the pre-approved amount, Marketplace shall not be responsible for any damages or injuries that result, nor be responsible for any lost rents.

D. *Guaranteed Fixed or Free.* If a home repair coordinated by Marketplace needs to be performed a second time due to the negligence of the Marketplace selected tradesman, the second repair will be done at no cost to Company for 6 months or per warranty guidelines, whichever is shorter.

E. *Free Semi-Annual Inspections*. Every 6 months, Marketplace will pay up to $150 for an inspection on an occupied property to provide you with pictures and a report on the condition of the home. This inspection will also happen when a resident moves out, prior to Marketplace relisting your home for rent again. If an inspection cannot be completed for whatever reason, Marketplace will cover that month's Management Fee, or in the case where a Management Fee is not generated in the applicable month, a credit in the amount of the most recent full month's Management fee will be issued to Company.

F. *Advertising and Leasing.* Marketplace shall be responsible for and shall use its reasonable efforts in leasing the Property, including but not limited to placement of advertising and promotion, showing of available units, generating renewals, and preparation and execution of leases. Marketplace will screen each potential resident to find the most qualified resident based on credit, rental history, employment history and background check. Marketplace will set rents that, in the opinion of Marketplace at the time of the rent negotiations with the resident, reflect the market conditions of that time and approximate rents of comparable rental properties, unless expressly instructed in writing by the Company to Marketplace to charge a specific rental amount or future rental change. Marketplace shall provide frequent updates of leasing activity and recommend adjustments (if any) to rent. The cost of advertising, promotion, and any concessions (if required) shall be considered an operating expense of the Property. Marketplace will provide a professional photographer, ad copy, signage, and web exposure not limited to Zillow, Realtor.com, and marketplacehomes.com. Marketplace will gather and present a completed prospect screening report to Company for final approval.

G. *Included Tenant Turner Technology.* Marketplace will set up self-guided tours with potential residents using Tenant Turner, allowing for up to twenty (20) showings a day. The potential residents will be verified using photo identification and will need to answer a set of pre-qualifying questions prior to entering the property. An electronic lock box with a unique code for each showing will be used on the premises to conduct these tours. Company agrees to hold Marketplace harmless for any damages, injuries or losses that may arise during this process.

H. *7-Day/Week Call Center.* Marketplace will respond to all potential resident leads within 24 hours and contact each of those leads up to 5 times via call, email, and text message at least once attempt each.

5. **Liability Insurance:** Unless otherwise agreed in writing, Company shall obtain and keep in force adequate insurance against physical damage (e.g., fire with extended coverage endorsement, Marketplace shall be covered as an additional insured on all liability insurance maintained with respect to the Property. Liability insurance shall be adequate to protect the interests of both Company and Marketplace and shall be in form, substance, and amounts reasonably satisfactory to Marketplace. Company will furnish Marketplace with certificates evidencing such insurance or with duplicate copies of such policies within one (1) month of the execution of this Agreement. The policies shall provide that notice of default or cancellation shall be sent to Marketplace as well as Company and shall require a minimum of thirty (30) days' written notice to Marketplace before cancellation or any amendment.

6. **Security Deposits:** Marketplace shall hold all security deposits in accordance with State and Local law, based upon the location of the property. Marketplace shall use all commercially reasonable efforts to make sure that it is in compliance with any and all applicable laws. Marketplace shall maintain detailed records of all security deposits deposited and held by Marketplace and allow the Company to access such records. At the end of the lease, Marketplace, or its counsel, shall use its discretion on the return or retention of any security deposit funds in compliance with applicable laws. If the Company is holding the Security Deposit, Company agrees to hold the funds in accordance with all State and Local laws based upon the location of the Property. When the resident vacates the Property, Marketplace shall advise Company on the return or retention of the Security Deposit. Company shall indemnify and hold Marketplace harmless from any and all claims arising out of the Company holding the Security Deposit and its treatment thereof.

7. **Certificate of Occupancy and Property Preparation:** Company is responsible for all registration requirements and any permits and materials for securing a Certificate of Occupancy with the city in which the Property resides. If the Company has failed to complete all necessary registrations, or does not have a Certificate of Occupancy, Marketplace will help in this process including securing an estimate for the various building trades required and Company has the ability to use Marketplace to contract any work needed or complete work on their own. Company understands that failure to obtain any necessary registrations or Certificate of Occupancy may result in lost rent and other damages based on applicable laws, and Marketplace shall not be responsible for any loses for Company's failure to secure such registrations. The Property must be cleaned, carpets washed and free of any health and safety issues prior to Marketplace placing a resident. The Property should be painted with neutral colors throughout. If the Property does not comply with all relevant laws, is uninhabitable, or is in a condition that threatens the safety of the resident(s), this agreement will automatically terminate, and Company will be responsible for any damage caused to the resident.

8. **Marketplace Not Required to Advance Funds:** Marketplace is not required under the terms of this Agreement to advance any of its own funds on behalf of the Company. If the Company fails to advance funds to cover the cost of repairs, or any other funds required under this Agreement, Marketplace shall not be responsible for any damages caused to the Company or responsible for any rents lost, or waived, as a result of this failure. This shall not apply to emergency repairs as stated in Section 4.C.

   A. *Interest on Unpaid Sums:* Any sums due Marketplace under the terms of this Agreement and not paid within 30 days after such sums have become due shall bear 8% interest per year on any unpaid balance. Similarly, any sums due Company under the terms of this Agreement and not paid within 30 days after such sums have become due shall bear 8% interest per year on any unpaid balance.

9. **Early Termination:** In the event that Company terminates this Agreement prior to the Term or any renewal term, Marketplace shall be entitled to any and all remaining fees due throughout the Term of this Agreement, including paying all management fees through the end of the resident's lease.

10. **Termination:** This Agreement shall terminate on expiration of any Term, as long as Company or Marketplace provides at least thirty (30) days' written notice to the other party. This Agreement also may be mutually terminated by a written agreement between the parties at any time. Upon termination, Company shall pay Marketplace any fees, commissions, and expenses due to Marketplace for services already rendered or payments due through the month of termination. Company shall assume and satisfy the obligations of any contract or outstanding bill incurred by Marketplace. Marketplace shall have the right to debit Company's bank account for any sums owed. In addition, this Agreement may be terminated for cause on the occurrence of any of the following events, before expiration of the Term:

    A. *Breach of Agreement.* This Agreement shall terminate ten (10) days after the receipt of notice by either party from the other specifying a material breach, such materiality to be determined in the sole discretion of Company, of this Agreement if such breach has not been cured within the ten (10) day period. If the breach is of a nature that it cannot be cured within the ten (10) day period but can be cured within a reasonable time thereafter, this Agreement shall terminate if efforts to cure such breach have not commenced or such efforts are not being continued diligently both during and after the one-month notice period of the breach. The breach of any obligation of either party to pay any money to the other party is deemed to be curable within ten (10) days following notice of the breach, but if a different time is specified for reimbursement of Marketplace advances, that paragraph shall govern as to such reimbursements.

    B. *Failure to Act.* Marketplace may terminate this Agreement at any time by seven (7) days' written notice to Company for the following lapses, actions, inactions, failures, or noncompliance unless it is cured within the seven-day period: (1) any insurance required of Company is not maintained without a lapse or (2) it is alleged or charged that the Property, or any portion of the Property, or any act or failure to act by Company, its agent, and employees with respect to the Property, fails to comply with any law or regulation or any order or ruling of any public authority, such act or failure to act was not the responsibility of Marketplace or been caused by Marketplace's failing to properly conduct itself under this Agreement, and Marketplace, in its sole discretion, considers that the action or position of Company or its representatives may result in damage or liability to Marketplace or disciplinary proceeding with respect to Marketplace's license. Such termination shall not release the indemnities of Company set forth in this Agreement.

    C. *Excessive Damage.* This Agreement shall terminate on seven (7) days' notice from either party to the other that there has been destruction of, or substantial damage to, the Property from any cause, or from the taking of all or a substantial portion of the Property by eminent domain, in either case making it impossible or impracticable to continue operation of the Property.

    D. *Inadequate Insurance.* If Marketplace deems that the liability insurance obtained by Company under Section 5 is not reasonably satisfactory to protect Marketplace's interest

under this Agreement, and Company and Marketplace cannot agree on adequate insurance, Marketplace may terminate this Agreement immediately on the service of written notice to Company.

11. **Appointment and Acceptance:** Company appoints Marketplace as exclusive agent of Company to lease and manage the properties described in Section 1 in strict conformity with this Agreement. Marketplace accepts the appointment and will manage the Property in accordance with all applicable laws and regulations, and Company will pay all expenses in connection with that management. While this Agreement is in effect, Company will not manage the Property, will not employ any outside rental agent to manage the Property without Marketplace's prior written consent. The relationship of Company and Marketplace is principal and agent; and all duties to be performed by Marketplace under this Agreement shall be for and in behalf of Company, in Company's name, and for Company's account. In taking any action under this Agreement, Marketplace acts only as agent for Company. Nothing in this Agreement shall be construed to create a partnership, joint venture, or any other relationship between the parties except that of principal and agent or to require Marketplace to bear any losses arising out of or connected with the ownership or operation of the Property. At no time during this Agreement shall Marketplace be regarded as an employee of Company. Neither party may bind nor obligate the other except as expressly set forth in this Agreement, although Marketplace may act with such additional authority as may be reasonably necessary to carry out the spirit and intent of this Agreement. Company shall indemnify, defend, and hold Marketplace harmless from all loss, damage, cost, expense (including actual attorney fees), liability, or claims for personal injury or property damage incurred or occurring in, on, or about the Property, unless such loss or expense results from Marketplace's gross-negligence or intentional breach of this Agreement. This indemnification shall include, but is not limited to, all claims for failure to make repairs, security deposit not held by Marketplace, or any other claims related to the condition of the Property. Marketplace assumes no liability whatsoever for any acts or omissions of Company, any previous owners of the Property, or any previous management or other agent of either. Unless caused by Marketplace's failing to perform properly under this Agreement, Marketplace assumes no liability for any failure of, or default by, any resident in the payment of rent or any other charges due Company or in the performance of any obligations owed by any resident to Company pursuant to any lease or otherwise. In addition, Marketplace shall not be responsible for any acts or omissions of any third-party vendors who conduct inspections or repairs on behalf of Marketplace, nor shall Marketplace be responsible for any errors in the reports of the third- party vendor, and Company agrees to look solely to such vendor for any of these acts or omissions, unless such acts, omissions or errors of such third-party vendor occur as a result of negligence or bad faith by Marketplace. For the avoidance of doubt, failure to properly inspect the existence of the issue requiring third-party inspection or repairs prior to such third-party inspection or repairs constitutes negligence under this section. Marketplace does not assume any liability for previously unknown violations of environmental or other regulations that may become known during the Term of this Agreement. Any such regulatory violations or hazards discovered by Marketplace, and any new regulatory violations or hazards discovered by Marketplace, shall be brought to Company's attention in writing, immediately on discovery, and Company shall cure them promptly.

12. **Exclusive Right to List.** If Company wishes to sell the Property, through any means, Company grants an exclusive listing and right to sell the Property to Marketplace. Marketplace shall be entitled to a six percent (6%) commission for the period of the lease for the Property. In the event of a breach of this Section Marketplace shall be entitled to payment equal to six percent (6%) of the sale price of the Property and actual attorney fees incurred.

13. **Lease Enforcement and Litigation:** Marketplace shall make all commercially reasonable efforts to enforce the terms and conditions of all leases, including, but not limited to, collection of, claims against, and all administration of security deposits under all leases. All leases shall be prepared on a standard lease form prepared by Marketplace, the form of which shall be

13. presented to Company at Company's request. Unless otherwise agreed in writing by Company and Marketplace, Marketplace may select the attorney of its choice for purposes of consulting, lease drafting, conducting litigation, and assisting with other forms of enforcement. Company shall pay reasonable expenses incurred by Marketplace in obtaining legal advice regarding compliance with any law affecting the Property or activities related to it. Company shall pay all expenses incurred by Marketplace, including but not limited to (1) actual attorney fees; (2) Marketplace's costs and time; and (3) any liability, fines, penalties, or the like in connection with any claim, proceeding, or suit alleging violation by Marketplace, Company, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, taxes, or fair housing, including but not limited to any law prohibiting discrimination on the basis of race, sex, creed, color, religion, national origin, familial status, mental or physical handicap; but Company shall not be responsible to Marketplace for any such expenses where Marketplace is finally adjudged to have personally, and not in a representative capacity, violated any such law. Nothing in this Agreement obligates Marketplace to employ legal counsel to represent Company in any such proceeding or suit, but Marketplace shall notify Company of any such suit immediately on being served with the summons and complaint, and Company may retain counsel to represent Company in defending any such suit.

14. **Miscellaneous:**

A. *Incidental Power.* In addition to the specific powers listed above, Company grants to Marketplace all incidental powers related to the above activities necessary to conduct the responsibilities and obligations contemplated herein.

B. *Indemnification Survives Termination.* All representations and warranties of the parties in this Agreement shall survive the termination. All provisions of this Agreement that require Company to have insured or to defend, reimburse, or indemnify Marketplace shall survive any termination unless termination occurred as a result of Marketplace's breach of contract as set forth in section 10(a) (*Termination – Breach of Agreement*) herein, and if Marketplace is or becomes involved in any proceeding or litigation by reason of having been Company's management company, such provisions shall apply as if this Agreement were still in effect.

C. *Force Majeure.* Any delays in the performance of any obligation of Marketplace under this Agreement shall be excused to the extent that such delays are caused by wars, national emergencies, natural disasters, strikes, labor disputes, utility failures, governmental regulations, riots, acts of terrorism, adverse weather, and other similar causes not within the control of Marketplace, and any time periods required for performance shall be extended accordingly.

D. *Rights Cumulative; No Waiver.* No right or remedy conferred on either party to this Agreement is exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right or remedy given under this Agreement or that now or later legally exists on the occurrence of an event of default under this Agreement. Failure of either party to insist at any time on strict performance of any of the provisions of this Agreement or to exercise any right or remedy it has under this Agreement shall not impair or be construed to waive such provision, right, or remedy with respect to subsequent enforcement or exercise. Every right and remedy given by this Agreement may be exercised as often as the parties deem appropriate.

E. *Applicable Law and Partial Invalidity.* Execution, interpretation, and performance of this Agreement shall be governed entirely by the laws of Michigan. If any material part of this Agreement is declared invalid or unenforceable, either party may terminate this Agreement by written notice to the other. A court ruling that a clause of this Agreement is invalid or the parties' written agreement that they no longer shall observe one or more of this Agreement's provisions shall not invalidate any other clauses of this Agreement, except that either party's right to terminate the Agreement, pursuant to the preceding sentence, remains in full force and effect.

F. *Attorney's Fees.* If either party brings legal action pertaining to this Agreement against the other party, the prevailing party shall be entitled to reasonable attorney's fees to by paid by the losing party.

G. *Time is of the Essence.* Time is of the essence in this Agreement. All time requirements shall be strictly observed.

H. *Notices.* All notices, demands, consents, and reports required by this Agreement shall be in writing and addressed as follows (or to such other address as Company and Marketplace may specify hereafter in writing):

Marketplace: Trowbridge Realty Corporation
1380 E. Jefferson Ave.
Detroit, MI 48207

Company Email: am@arrivedhomes.com

Notices or other communication may be mailed by United States regular mail, postage prepaid. Notices and other communication also may be delivered by hand or by any receipted method permitted by law. For purposes of this Agreement, notices are deemed to have been given on personal delivery or on the next day for regular mail delivery after having been deposited in the United States mail as provided in this Agreement.

The parties to this Agreement also may elect that all notices, demands, consents, and reports required by this Agreement be provided to one another electronically but only by having all parties to this Agreement signify such election in writing and providing their e-mail addresses in this Agreement.

By signing this Agreement, Company gives consent for Marketplace to send electronic copies of their 1099-MISC to the email address provided above. If Company needs a paper copy of the document, or if Company desires to withdraw its consent for receiving an electronic copy, Company must contact Marketplace at the information above. Company agrees to update Marketplace should the Company's email or contact information change by contacting Marketplace at the information above. Marketplace shall not be
responsible for Company's failure to update their contact information. This consent is valid for the term of five (5) years from the date of this Agreement. Statements will no longer be provided for any period of zero income incurred by the Company.

I. *Debit of Banking Account.* Marketplace shall have the right and authority to debit the Company's bank account in Section 4(B) for any sums due under this Agreement.

J. *Headings.* All headings and subheadings in this Agreement are for ease of reference and shall not be considered in interpreting this Agreement.

K. *Successors and Assigns.* This Agreement shall be binding on the parties and their respective personal representatives, heirs, administrators, executors, successors, partners, and assigns.

L. *Company Representations.* Company represents and warrants that (1) Company has full power and authority to enter into this Agreement; (2) there are no written or oral agreements
affecting the Property other than resident leases, copies of which have been furnished to Marketplace; (3) there are no recorded

easements, restrictions, reservations, or rights of way which adversely affect the use of the Property for the purposes intended under this Agreement; (4) to the best of Company's knowledge, the Property is zoned for the intended use; (5) all leasing and other permits for the operation of the Property have been secured and are current; (6) the building and its construction and operation do not violate any applicable statutes, laws, ordinances, rules, regulations, orders, or the like; and (7) the Company is in fact the Company of the Property and has proper documentation.

M. *Complete Agreement.* This Agreement, including any specified attachments, constitutes the entire Agreement between Company and Marketplace with respect to the management of the Property and supersedes all previous management agreements entered into between Company and Marketplace relating to the Property. No change to this Agreement shall be valid unless made by written agreement, executed and approved by Company and Marketplace. Each party to this Agreement acknowledges that the other party has made no warranties, representations, covenants, or agreements, express or implied, other than those expressly set forth in this Agreement, and that it has not relied on any other warranties, representations, covenants, or agreements, express or implied.

IN WITNESS WHEREOF, the parties hereby execute this Agreement on the date first written above.

MARKETPLACE

DocuSigned by:
By: Mike Tamulevich 12/30/2021
8DC25B75E57542D...

Mike Tamulevich
President, National Brokerage
Its Authorized Agent

Company

DocuSigned by:
By: Cameron Wu 12/30/2021
B98EA7C55C9943C...

Cameron Wu
VP - Investments